TENDER AND SUPPORT AGREEMENT

dated as of January 18, 2011

by and between

CARGILL, INCORPORATED

AND

[—]

Section 6.9	Severability	24
Section 6.10	Arm’s Length Transactions	24
Section 6.11	No Presumption	25
Section 6.12	Specific Performance	25
Section 6.13	Non-Recourse	25

Annex List:
Annex A:	Stockholder Ownership; Subject Shares
Annex B:	Beneficiary Letter
Annex C:	Form of Letter of Transmittal

TENDER AND SUPPORT AGREEMENT

TENDER AND SUPPORT AGREEMENT, dated as of January 18, 2011 (this “Agreement”), by and between Cargill, Incorporated (“Cargill”) and [Stockholder], established under the laws of [—] on [—] (by [Name], its trustees, solely in their capacity as trustees of such trust, and their successor trustees, are referred to herein, together, as the “Trustees” and such trust is referred to herein as the “Trust”).

RECITALS

WHEREAS, as of the date hereof, Cargill and its Subsidiaries (as defined below) own in the aggregate 285,759,772 shares of the outstanding shares of Mosaic Common Stock (as defined below);

WHEREAS, as of the date hereof, the Trust owns the number of shares of Cargill Common Stock (as defined below) set forth under the column “Owned Shares” on Annex A attached hereto;

WHEREAS, concurrently and in connection herewith, Mosaic (as defined below), GNS II (U.S.) Corp., a direct, wholly-owned subsidiary of Mosaic that will change its name to “The Mosaic Company” promptly following the Merger Effective Time (as defined below) (“M Holdings”), GNS Merger Sub LLC, a limited liability company and a direct, wholly-owned subsidiary of M Holdings (“Merger Sub”) and Cargill are entering into a Merger and Distribution Agreement (as it may be amended from time to time, the “Merger and Distribution Agreement”), pursuant to which on the Closing Date (as defined below):

(a) the certificate of incorporation of M Holdings will be amended (such amendment, the “M Holdings Charter Amendment”) to, among other things, (x) authorize the issuance of (A) four series of shares of new M Holdings Class A Common Stock (as defined below), with each share of each such series being entitled to one (1) vote with respect to all matters on which the holders of M Holdings Class A Common Stock are entitled to vote, (B) three series of shares of new M Holdings Class B Common Stock (as defined below), with each share of each such series being entitled to ten (10) votes with respect to the election of directors and one (1) vote with respect to all other matters on which the holders of M Holdings Class B Common Stock are entitled to vote, and (C) shares of M Holdings Common Stock (as defined below), each share of which will be entitled to one (1) vote with respect to all matters on which the holders of M Holdings Common Stock are entitled to vote; and (y) reclassify all of the shares of capital stock of M Holdings then held by Mosaic into shares of M Holdings Common Stock to be held by Mosaic;

(b) after the effective time of the M Holdings Charter Amendment, Merger Sub will merge with and into Mosaic (the “Merger”) (with Mosaic being the surviving corporation in such Merger) pursuant to which (i) Mosaic will become a wholly-owned subsidiary of M Holdings; (ii) a portion of the outstanding shares of Mosaic Common Stock held by Cargill will be converted, on a one-for-one basis, into the right to receive shares of the different series of M Holdings Class A Common Stock and M Holdings Class B Common Stock; and (iii) each of the other outstanding shares of Mosaic Common Stock (including a portion of the shares of Mosaic Common Stock held by Cargill) will be converted, on a one-for-one basis, into the right to receive shares of M Holdings Common Stock; and

(c) as promptly as practicable after the Merger Effective Time, Cargill will consummate a split-off transaction (the “Split-off”) pursuant to which Cargill will exchange all of the shares of M Holdings Class B Common Stock, M Holdings Class A Common Stock and M Holdings Common Stock, to be received by it in the Merger (other than the Cargill Retained M Holdings Shares (as defined below)) with certain stockholders of Cargill for outstanding shares of capital stock of Cargill held by such stockholders of Cargill;

WHEREAS, Cargill intends to effect the Split-off, in part, by means of an exchange offer by Cargill to certain stockholders of Cargill (the “Offer”), and upon the terms and subject to the conditions set forth in this Agreement and the Offer Documents (as defined below), the Trust has agreed to tender into the Offer not less than the number of shares of Cargill Common Stock set forth under the column “Subject Shares” on Annex A (the number of such shares, the “Subject Shares”) into the Offer; and

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjusted Duff & Phelps Value” means the product of (i) 0.85, multiplied by (ii) the Duff & Phelps Value.

“Aggregate Exchange Value” means the product of (i) the number of Subject Shares accepted for exchange by Cargill in the Offer multiplied by (ii) the Adjusted Duff & Phelps Value.

“Aggregate Subject Shares” means the aggregate of all Subject Shares tendered to Cargill pursuant to this and any other tender and support or similar agreement dated on or before the date hereof by and between Cargill and one or more of its stockholders, other than the MAC Trusts.

“Agreement” has the meaning set forth in the Preamble.

“Assumed Combined Tax Rate” shall mean the sum of (i) the Assumed Federal Tax Rate and (ii) the product of (a) one (1) minus the Assumed Federal Tax Rate and (b) the Assumed State Tax Rate.

“Assumed Federal Tax Rate” shall mean the highest marginal U.S. federal income tax rate to which U.S. corporations are subject.

“Assumed State Tax Rate” shall mean ten percent (10%).

“Base C Value” means the aggregate fair market value (reflecting the midpoint of a range of fair market values) of all shares of all classes of Cargill’s capital stock, other than preferred stock, as of the Valuation Date, without regard for the shares of Mosaic Common Stock held by Cargill and its Subsidiaries or the value thereof, without any discount for the lack of marketability of Cargill’s capital stock or any premiums for control and without giving effect to the transactions contemplated by the Transaction Documents, as reflected in the Duff & Phelps Report. For avoidance of doubt, in determining the Base C Value, the obligation related to the value of the outstanding executive stock options as of the Valuation Date shall be determined based on an aggregate fair market value of all shares of all classes of Cargill’s capital stock, other than preferred stock, that reflects an aggregate value for the shares of Mosaic Common Stock held by Cargill and its Subsidiaries determined based on the Mosaic Market Price.

“Beneficiary” has the meaning set forth in Section 3.2(a)(iii).

“Business Day” means any day, other than a Saturday, Sunday or a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close.

“Cargill Common Stock” means the common stock, par value $0.01 per share, of Cargill.

“Cargill Retained M Holdings Shares” has the meaning set forth in the Merger and Distribution Agreement.

“Closing Date” means the date of closing of the Merger.

“Code” means the Internal Revenue Code of 1986, as amended.

“Duff & Phelps” means Duff & Phelps, LLC.

“Duff & Phelps Report” means a report prepared by Duff & Phelps (which may be the then most recent quarterly report prepared by Duff & Phelps with respect to the valuation of Cargill Common Stock) setting forth the view of Duff & Phelps of the Base C Value (as of a Valuation Date). Such report shall (x) be prepared by Duff & Phelps in a manner consistent in all material respects with past practices of, and using methodologies consistent in all material respects with the methodologies used by, Duff & Phelps in preparing valuations of the capital stock of Cargill during the three (3) years prior to the date of this Agreement, except as otherwise provided in the definitions of Base C Value, Duff & Phelps Value and Adjusted Duff & Phelps Value and provided that the parties agree and understand that the foregoing shall not prevent Duff & Phelps from using its professional judgment in performing its analyses and/or from making such modifications to the manner in which the methodologies referred to above are applied as are necessary or appropriate in the professional judgment of Duff & Phelps in order to account for the facts and circumstances (other than the pendency of the transactions contemplated by the Transaction Documents) in existence as of a Valuation Date, and (y) set forth the manner in which the Duff & Phelps Report was prepared and the methodologies used in the preparation of the Duff & Phelps Report.

“Duff & Phelps Value” shall mean (i) the sum of (a) the Base C Value as reflected in the Duff & Phelps Report, plus (b) the product of (A) the Mosaic Market Price, multiplied by (B) the number of shares of Mosaic Common Stock held by Cargill and its Subsidiaries as of the Valuation Date, divided by (ii) the number of outstanding shares of all classes of Cargill’s capital stock, other than preferred stock, as of the Valuation Date.

“Exchange” means the exchange of Subject Shares pursuant to the Offer for Exchange Shares as contemplated by Section 2.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Shares” means that number of M Holdings Securities determined by dividing (i) the Aggregate Exchange Value, by (ii) the Mosaic Market Price, which M Holdings Securities are expected to consist solely of M Holdings Class B Common Stock (consisting of an equal number of shares of M Holdings Series B-1 Common Stock, M Holdings Series B-2 Common Stock and M Holdings Series B-3 Common Stock, with any fractional shares to be paid in cash pursuant to Section 2.1(f)).

“Governmental Entity” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative, supervisory or taxing functions of or pertaining to government, including any court.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IRS” means the Internal Revenue Service.

“Law” means all laws, Orders, statutes, codes, regulations, ordinances, decrees, rules, or other requirements with similar effect of any Governmental Entity.

“Letter of Transmittal” has the meaning set forth in Section 2.1(a).

“M Holdings” has the meaning set forth in the Recitals.

“M Holdings Charter Amendment” has the meaning set forth in the Recitals.

“M Holdings Class A Common Stock” means collectively, the M Holdings Series A-1 Common Stock, the M Holdings Series A-2 Common Stock, the M Holdings Series A-3 Common Stock and the M Holdings Series A-4 Common Stock.

“M Holdings Class B Common Stock” means collectively, the M Holdings Series B-1 Common Stock, the M Holdings Series B-2 Common Stock and the M Holdings Series B-3 Common Stock.

“M Holdings Common Stock” means the common stock, par value $0.01 per share, of M Holdings, having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such class of common stock as specified in the certificate of incorporation of M Holdings, as it may be amended from time to time.

“M Holdings Securities” means the M Holdings Common Stock, the M Holdings Class A Common Stock and the M Holdings Class B Common Stock.

“M Holdings Series A-1 Common Stock” means the Class A Common Stock, Series A-1, par value $0.01 per share, of M Holdings, having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such series of common stock as specified in the certificate of incorporation of M Holdings, as it may be amended from time to time.

“M Holdings Series A-2 Common Stock” means the Class A Common Stock, Series A-2, par value $0.01 per share, of M Holdings, having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such series of common stock as specified in the certificate of incorporation of M Holdings, as it may be amended from time to time.

“M Holdings Series A-3 Common Stock” means the Class A Common Stock, Series A-3, par value $0.01 per share, of M Holdings, having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such series of common stock as specified in the certificate of incorporation of M Holdings, as it may be amended from time to time.

“M Holdings Series A-4 Common Stock” means the Class A Common Stock, Series A-4, par value $0.01 per share, of M Holdings, having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such series of common stock as specified in the certificate of incorporation of M Holdings, as it may be amended from time to time.

“M Holdings Series B-1 Common Stock” means the Class B Common Stock, Series B-1, par value $0.01 per share, of M Holdings, having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such series of common stock as specified in the certificate of incorporation of M Holdings, as it may be amended from time to time.

“M Holdings Series B-2 Common Stock” means the Class B Common Stock, Series B-2, par value $0.01 per share, of M Holdings, having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such series of common stock as specified in the certificate of incorporation of M Holdings, as it may be amended from time to time.

“M Holdings Series B-3 Common Stock” means the Class B Common Stock, Series B-3, par value $0.01 per share, of M Holdings, having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such series of common stock as specified in the certificate of incorporation of M Holdings, as it may be amended from time to time.

“MAC Trusts” means the Margaret A. Cargill Foundation, the Anne Ray Charitable Trust, the Acorn Trust and the Lilac Trust.

“MAC Trusts Exchange Agreement” means that certain exchange agreement, dated as of January 18, 2011, by and between Cargill and the MAC Trusts.

“Merger” has the meaning set forth in the Recitals.

“Merger and Distribution Agreement” has the meaning set forth in the Recitals.

“Merger Effective Time” shall have the meaning set forth in the Merger and Distribution Agreement.

“Merger Sub” has the meaning set forth in the Recitals.

“Mosaic” means The Mosaic Company.

“Mosaic Common Stock” means the common stock, par value $0.01 per share, of Mosaic.

“Mosaic Market Price” means the average (rounded to the nearest cent) of the volume weighted average trading prices (rounded to the nearest cent) of the shares of Mosaic Common Stock (rounded to the nearest cent) as calculated and reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) for each of the ten (10) Trading Days immediately preceding the date that is three (3) Business Days prior to the Valuation Date.

“Mosaic Recent Filings” has the meaning set forth in the Merger and Distribution Agreement.

“NYSE” means the New York Stock Exchange or, if the New York Stock Exchange is not the primary trading market for the trading of Mosaic Common Stock, the primary trading market for shares of Mosaic Common Stock.

“Offer” has the meaning set forth in the Recitals.

“Offer Documents” means any offer documents, including form of transmittal letter, pursuant to which Cargill makes the Offer (together with any supplements and amendments thereto).

“Order” means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Entity.

“Owned Shares” has the meaning set forth in the Recitals.

“party” or “parties” means individually, or together, Cargill and the Trust.

“Permitted Transferee Amendment” has the meaning set forth in Section 4.8(b).

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or agency or other entity of any kind or nature.

“Qualifying Investment Fund” means any investment fund, managed account or investment vehicle (i) over which the Trust does not have any authority to control the acquisition, disposition or voting of any securities by such fund, (ii) that did not acquire any shares of Mosaic Common Stock or M Holdings Securities from the Trust and (iii) that does not have an investment strategy or practice, as disclosed in its offering documents or public filings, that is targeted or directed primarily to trading in shares of Mosaic Common Stock or M Holdings Securities.

“Registration Agreement” means that certain Registration Agreement dated January 18, 2011, by and among Mosaic, M Holdings, the MAC Trusts and Cargill, as amended from time to time.

“Remaining Available Shares” has the meaning set forth in Section 2.1(c).

“Representatives” means, with respect to any Person, such Person’s officers, directors, trustees, employees, advisors (including legal and financial advisors), agents and other representatives.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Encumbrances” means security interests, liens, charges, claims, title defects, deficiencies or exceptions, mortgages, pledges, rights of first refusal, rights of first negotiation or any similar right in favor of any Person, any restriction on the receipt of any income derived from any security and any limitation or restriction on the right to own, vote, sell or otherwise dispose of any security, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions (including restrictions on transfer) or other encumbrances of any nature whatsoever, other than pursuant to the certificate of incorporation or bylaws of Cargill or M Holdings, this Agreement, any other Transaction Document or applicable Laws.

“Subject Shares” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person, any other Person of which 50% or more of the shares of the voting securities or other voting interests are owned or controlled, or the ability to select or elect 50% or more of the directors or similar managers is held, directly or indirectly, by such first Person and/or one or more of its Subsidiaries. For purposes of this Agreement, none of Mosaic, M Holdings or any of their respective Subsidiaries shall be deemed to be Subsidiaries of Cargill or any of its Subsidiaries (other than Mosaic, M Holdings and their respective Subsidiaries).

“Tax” has the meaning set forth in the Merger and Distribution Agreement.

“Tax Agreement” means the Tax Agreement, dated as of the date hereof, by and among Cargill, Mosaic and M Holdings, as such agreement may be amended from time to time.

“Tax Controversy” has the meaning set forth in Section 4.7(b)(i).

“Tax Losses” shall mean any and all Taxes based on income or gain that are imposed on Cargill and/or its Subsidiaries (including reasonable out-of-pocket attorneys’ and other professional fees and expenses in connection with defending against the imposition of any Taxes (“Out-of-Pocket Fees”)) net of any corresponding U.S. federal income Tax benefits actually received by Cargill and/or its Subsidiaries arising solely from the deduction of (a) any state or local income taxes paid with respect to such income or gain or (b) Out-of-Pocket Fees. The Tax benefits described in clause (a) of the foregoing sentence shall be calculated at the Assumed Federal Tax Rate and the Tax benefits described in clause (b) of the foregoing sentence shall be calculated at the Assumed Combined Tax Rate.

“Trading Day” means a day on which the Mosaic Common Stock (x) has traded at least one share on the NYSE; and (y) is not suspended from trading on the NYSE.

“Transaction Documents” has the meaning set forth in the Merger and Distribution Agreement.

“Transactions” has the meaning set forth in the Merger and Distribution Agreement.

“Transfer” means (with its cognates having corresponding meanings), with respect to Mosaic, M Holdings or Cargill securities (“applicable securities”), (i) any direct or indirect sale, exchange, issuance, transfer, redemption, grant, pledge, hypothecation or other disposition, whether voluntary or involuntary, by operation of law or otherwise, and whether or not for value, of any of the applicable securities, or any securities, options, warrants or rights convertible into or exercisable or exchangeable for, or for the purchase or other acquisition of, any applicable securities or any contract or other binding arrangement or understanding (in each case, whether written or oral) to take any of the foregoing actions, (ii) entering into any swap or other agreement, arrangement or understanding, whether or not in writing, that, directly or indirectly, transfers, conveys or otherwise disposes of, in whole or in part, any of the economic or other risks or consequences of ownership of any applicable securities, including short sales of applicable securities, offsetting notional principal contracts with respect to applicable securities, forward contracts to sell with respect to applicable securities, option transactions with respect to applicable securities, use of equity or other derivative financial instruments relating to applicable securities, other hedging arrangements with respect to applicable securities and any other transaction with respect to applicable securities having a substantially similar effect, or (iii) granting any proxies or powers of attorney with respect to the applicable securities, depositing any of the applicable securities into a voting trust or entering into a voting agreement with respect to the applicable securities, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of the applicable securities, other securities, cash or otherwise; provided, however, that (a) the grant of a proxy in connection with a solicitation of proxies subject to the provisions of Section 14 of the Exchange Act shall not constitute a “Transfer,” (b) a Transfer (defined without regard for this clause (b)) of shares of Mosaic Common Stock or M Holdings Common Stock by one or more Qualifying Investment Funds in which the Trust is an investor shall not be considered a “Transfer” by such Trust and (c) the conversion of any shares of M Holdings Class B Common Stock into shares of M Holdings Class A Common Stock or M Holdings Class A Common Stock and the conversion of any shares of M Holdings Class A Common Stock into shares of M Holdings Common Stock in accordance with the certificate of incorporation of M Holdings shall not constitute a “Transfer”.

“Trust” has the meaning set forth in the Preamble.

“Trust-Related Disclosure” has the meaning set forth in Section 2.2.

“Trustees” means any one or more of the trustees of the Trust acting in his/her/its capacity as a trustee of the Trust.

“Valuation Date” means the date as of which the Base C Value is determined as reflected in the Duff & Phelps Report, which shall be no earlier than twenty-five (25) Business Days, and no later than ten (10) Business Days, prior to the Closing Date.

Section 1.2 General Interpretive Principles. Whenever used in this Agreement, the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to cover all genders. References to a Person are also to its permitted successors and assigns. All references in this Agreement to the number of shares of any securities shall be appropriately adjusted to reflect any stock split, stock dividend, reverse stock split or similar change in such securities which may be made by the issuer thereof after date of this Agreement. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specified, the terms “hereto,” “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the Annexes and disclosure schedules hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement. Any statute, rule, order or regulation defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement shall mean such statute, rule, order or regulation as from time to time amended, updated, modified, supplemented or superseded, including by succession of comparable successor statutes, rules, orders or regulations and references to all attachments thereto and instruments incorporated therein, to the extent such amendment, update, modification, supplement or superseding statute, rule, order or regulation is applicable to the Transactions.

ARTICLE II

AGREEMENT

Section 2.1 Agreement to Tender.

(a) Subject to the terms and conditions of this Agreement, as soon as reasonably practicable following the commencement of the Offer, the Trust shall tender, or cause to be tendered, all of the Subject Shares into the Offer by delivering, or causing to be delivered, to Cargill (A) a letter of transmittal with respect to such Subject Shares substantially in the form attached as Annex C hereto (the “Letter of Transmittal”), (B) a certificate or certificates representing such Subject Shares, or, in the case of Subject Shares held in book-entry form, such other evidence of transfer as Cargill may reasonably request, endorsed or accompanied by an appropriate stock power, and (C) all other documents or instruments reasonably required to be delivered pursuant to the terms of the Offer.

(b) Except if this Agreement is terminated pursuant to Section 5.1 hereof, the Trust agrees that once the Subject Shares are tendered into the Offer, without the consent of Cargill,

which Cargill may grant or withhold in its sole discretion, the Trust shall not, and shall not be permitted to, withdraw or cause to be withdrawn any of the Subject Shares from the Offer unless and until the Offer is terminated in accordance with its terms.

(c) The Trust acknowledges and agrees that Cargill’s obligation to accept the Subject Shares tendered into the Offer shall be subject to the terms and conditions of the Offer, including the cutback provisions of the Offer. The Trust acknowledges and agrees that, as a result of the cutback provisions, certain of the Subject Shares tendered into the Offer may not be accepted by Cargill upon consummation of the Offer; provided, however, that in the event the Offer is consummated, and provided the Trust has validly tendered all of the Subject Shares into the Offer, Cargill acknowledges and agrees that the number of Subject Shares that will be accepted by Cargill pursuant to the Offer shall be equal to the number of shares of Cargill Common Stock set forth under the column “Subject Shares” on Annex A unless the aggregate number of shares of Cargill Common Stock to be acquired by Cargill in the Offer, after giving effect to the number of shares of Cargill Common Stock to be acquired by Cargill from the MAC Trusts pursuant to the MAC Trusts Exchange Agreement (such remaining number of shares, the “Remaining Available Shares”) is less than the Aggregate Subject Shares, in which case the number of Subject Shares that will be acquired by Cargill pursuant to the Offer shall be no less than that number of shares of Cargill Common Stock equal to the Remaining Available Shares multiplied by a fraction, the numerator of which is the Subject Shares and the denominator of which is the Aggregate Subject Shares (any fractional shares to be paid in cash pursuant to Section 2.1(f)).

(d) The Trust acknowledges and agrees that Cargill has informed the Trustees that (i) the MAC Trusts are obligated to tender all of their shares of Cargill Common Stock into the Offer and that the acceptance by Cargill of those shares will not be subject to any cutback, (ii) all of each series of the shares of M Holdings Class A Common Stock are expected be allocated solely to the MAC Trusts in exchange for a portion of their shares of Cargill Common Stock and (iii) the Trust is expected to receive Exchange Shares comprised solely of M Holdings Class B Common Stock for the Subject Shares accepted by Cargill pursuant to the Offer; provided, however, as determined by Cargill in its sole discretion, the Exchange Shares to be received by the Trust may include shares of M Holdings Class A Common Stock (which shares, if any, shall include an equal number of M Holdings Series A-1 Common Stock, M Holdings Series A-2 Common Stock and M Holdings Series A-3 Common Stock, with any fractional shares to be paid in cash pursuant to Section 2.1(f)), provided that the distribution of shares of the classes of M Holdings Class A Common Stock and the shares of the classes of M Holdings Class B Common Stock shall be distributed on a pro rata basis to all parties tendering shares of Cargill Common Stock into the Offer that are accepted by Cargill pursuant to the Offer, other than the MAC Trusts.

(e) Upon consummation of the Offer, Cargill shall accept for exchange the Subject Shares validly tendered into, and not withdrawn from, the Offer, subject to the application of the cutback provisions in accordance with Section 2.1(c). The Trust shall be entitled to receive (free and clear of all Securities Encumbrances, other than the Securities Encumbrances pursuant to this Agreement (including the restrictive legend set forth in Section 4.3(d)), the Letter of Transmittal) and the Exchange Shares for the Subject Shares accepted by Cargill pursuant to the Offer.

(f) No fractional shares of M Holdings Securities shall be transferred to or for the benefit of the Trust pursuant to the Offer or this Agreement. In lieu of any such fractional share, upon consummation of the Split-off, Cargill shall pay to the Trust an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Mosaic Market Price by (ii) the fraction of a share the Trust would otherwise be entitled to receive pursuant to the Offer and this Section 2.1.

(g) The Trust understands and acknowledges that Cargill, Mosaic and M Holdings are entering into the Transaction Documents in reliance upon the Trust’s execution and delivery of, and performance under, this Agreement.

(h) Cargill acknowledges that the Trust is entering into this Agreement in reliance on the form of Transaction Documents provided by Cargill to the Trusts; provided that no amendment of the Transaction Documents after the date hereof shall relieve the Trust from its obligations hereunder, unless such amendment could reasonably be expected to have an adverse effect on the Trust as the holder of Cargill Common Stock or M Holdings Common Stock following the consummation of the Transactions compared to other holders of Cargill Common Stock or M Holdings Common Stock.

Section 2.2 Stockholder Information. Subject to the terms and conditions of this Agreement, the Trusts hereby agree to permit Cargill to publish and disclose in the Offer Documents and otherwise to the extent required by Law or in connection with any documents required to be filed with the Securities and Exchange Commission, the identity of the Trustees, in their capacity as trustees for the Trusts, and the Trusts and ownership of the Subject Shares by the Trusts and a copy and the terms of this Agreement (collectively, the “Trust-Related Disclosure”); provided, however, that Cargill shall use its reasonable best efforts to allow the Trustees, in their capacity as trustees for the Trusts, reasonable time to comment on any Trust-Related Disclosure in advance of such publication and shall consider and address in good faith the views and comments made by the Trustees, in their capacity as trustees for the Trusts, regarding any such disclosure and shall not publish any other information about the Trustees, in their capacity as trustees for the Trusts, or the Trusts without the prior written consent of the Trustees, in their capacity as trustees for the Trusts (such consent not to be unreasonably withheld).

Section 2.3 Conditions to the Trust’s Obligations. The obligations of the Trust hereunder are expressly subject to:

(a) Merger and Distribution Agreement. The Merger and Distribution Agreement being in form and substance as attached hereto as Exhibit C, except for such amendments or modifications as could not reasonably be expected to have an adverse effect on the Trust as a holder of Cargill Common Stock or M Holdings Common Stock following the consummation of the Transactions compared to other holders of Cargill Common Stock or M Holdings Common Stock;

(b) No injunction; Private Letter Ruling; Bring Down Tax Opinion. The conditions set forth in Section 9.1(b), Section 9.3(e) and Section 9.3(f) of the Merger and Distribution Agreement shall have been satisfied; and

(c) M Holdings Charter Amendment & Merger. The M Holdings Charter Amendment and the Merger shall have been completed in accordance with the terms set forth in the Merger and Distribution Agreement.

(d) Registration Agreement. Assuming and conditioned upon the Trust having executed a joinder to the Registration Agreement, the Trust shall be admitted as a party to, and shall have all of the rights, benefits and obligations of a holder of Exchanging Cargill Stockholder Registrable Securities (as defined in the Registration Agreement) under the Registration Agreement so long as the Trust holds such Securities and the Registration Agreement shall be in full force and effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations to Cargill, Mosaic and M Holdings. The Trust makes the following representations and warranties to Cargill, Mosaic and M Holdings, as of the date hereof and as of the Closing Date (or as of such specific date in the case of any representation or warranty expressly made as of a specific date):

(a) Organization and Power. The Trust is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and the Trustees, in their capacity as trustees for the Trust, have all requisite power and authority to execute and deliver this Agreement on behalf of the Trust and to cause the performance of the Trust’s obligations hereunder.

(b) Authorization and Enforceability. The execution and delivery by the Trust of this Agreement and the performance by the Trust of its obligations hereunder has been duly authorized by all necessary action on the part of the Trustees in their capacity as trustees for the Trust and no other organizational proceedings on the part of the Trust are necessary to authorize the execution, delivery and performance by the Trust of this Agreement. This Agreement has been duly and validly executed and delivered by the Trust. Assuming the due authorization and execution of this Agreement by Cargill, this Agreement is a valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Trustees executing this Agreement are and since [—], have been the sole trustees of the Trust. No action may be taken on behalf of the Trust unless such action is taken jointly and with the approval of all of the Trustees, in their capacity as trustees for the Trust.

(c) No Conflicts. The execution and delivery by the Trust of this Agreement and performance by the Trust of its obligations under this Agreement do not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, or require any consent under (i) any provision of the organizational or governing instruments of the Trust; or (ii) any mortgage, note, indenture, deed of trust, lease, loan agreement, commitment, arrangement, written or oral contract or other agreement or instrument or any permit, concession, grant, franchise, license or Law applicable to the Trust or any of its Subsidiaries or any properties or assets of the Trust or any of its Subsidiaries, assuming that all consents, approvals, orders, authorizations, registrations and declarations contemplated by Section 3.1(e) have been obtained and all filings described therein have been made, other than any such conflict, violation, breach, default, termination and acceleration under this clause (ii) that, individually or in the aggregate, would not prevent the Trust from performing its obligations under this Agreement.

(d) Securities Ownership. The Trust is the registered holder of the Owned Shares and the Subject Shares. The Subject Shares are held by the Trust free and clear of any and all Securities Encumbrances, other than those that do not and will not prevent the Trust from assigning and transferring the Subject Shares to Cargill pursuant to the Offer, free and clear of all Securities Encumbrances. The Trust has all requisite power and authority and legal capacity to assign and transfer to Cargill all right, title and interest in and to the Subject Shares free and clear of any and all Securities Encumbrances.

(e) Consents and Approvals. No consent, approval, order, non-objection or authorization of, or registration, declaration or filing with any Governmental Entity is required on the part of the Trust or any of its Subsidiaries in connection with the execution, delivery and performance by the Trust of this Agreement other than (i) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable foreign or state securities laws; (ii) a filing under the HSR Act; and (iii) any consent, approval, actions or filings the absence of which would not prevent the Trust from performing its obligations under this Agreement.

(f) Restricted Securities. The Trust is acquiring the Exchange Shares for the Trust’s own account and not with a view to, or for offer or sale in connection with, any distribution, whether in violation of the Securities Act or otherwise, other than pursuant to and in accordance with the Transaction Documents. The Trust understands that the Exchange Shares are not listed on any national securities exchange and that such shares cannot be converted into shares of M Holdings Common Stock other than in accordance with the certificate of incorporation of M Holdings. The Trust understands that the Exchange Shares constitute restricted securities (as defined in Rule 144(a) under the Securities Act) and may not be sold, transferred or otherwise disposed of unless such sale, transfer or other disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder. The Trust has not, directly or indirectly, offered any of the Exchange Shares to anyone or solicited any offer to buy any of such shares and the Trust will not sell, transfer or otherwise dispose of or offer for sale any of such shares unless such sale, transfer or other disposition or offer is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder. The Trust has no agreements or understandings, directly or indirectly, with anyone to distribute any of such shares. The Trust is an accredited investor (as defined in Rule 501(a) under the Securities Act) and the Trust (either alone or together with its advisors) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the transactions contemplated by Agreement and the Offer and an investment in the M Holding Securities, and the Trust is capable of bearing any risk and complete loss of the Trust’s investment in the M Holdings Securities. The Trustees, in their capacity as trustees for the Trust, have had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Transaction Documents and have had full access to such other information concerning the M Holdings Securities, Mosaic, M Holdings and their Subsidiaries and Cargill as it has requested. The Trust has received all information that it believes is necessary or appropriate in connection with the Trust’s acquisition of the Exchange Shares.

(g) Reliance. The Trust is an informed and sophisticated party, and has had the opportunity to engage advisors with respect to the evaluation of transactions of the type contemplated by this Agreement and the Offer. The Trust acknowledges that the Trust has not relied upon any investigation that may have been made by Cargill with respect to the M Holdings Securities or any express or implied representations or warranties of any nature made by or on behalf of or imputed to Cargill, Mosaic or M Holdings, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of the Trust in this Agreement, it being understood that the foregoing shall not be interpreted as limiting the right of the Trust to exercise any right the Trust may have against Mosaic or Mosaic Holdings under the Exchange Act by reason of any material misstatement or omission set forth in the Mosaic Recent Filings. Without limiting the generality of the foregoing, the Trust acknowledges that none of Cargill, Mosaic or M Holdings has made, makes, or will make any representation or warranty, express or implied, with respect to (i) any projections, estimates or budgets delivered to or made available to the Trust of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Cargill, Mosaic or M Holdings and of any of their respective Subsidiaries or the future business and operations of Cargill, Mosaic or M Holdings and their respective Subsidiaries; or (ii) any other information or documents made available to the Trust or its counsel, accountants or advisors with respect to Cargill, Mosaic, M Holdings or any of their respective Subsidiaries or their businesses or operations, except as expressly set forth for the benefit of the Trust in this Agreement, it being understood that the foregoing shall not be interpreted as limiting the right of the Trust to enforce any right the Trust may have against Mosaic or Mosaic Holdings under the Exchange Act.

Section 3.2 Representations to Cargill. The Trust makes the following representations and warranties to Cargill as of the date hereof and as of the Closing Date:

(a) Trust Composition and Authority.

(i) The Trust is a [—] trust for U.S. federal income tax purposes.

(ii) The Trustees, in their capacity as trustees for the Trust, are the only persons with the legal authority to manage the assets of the Trust, and are the only persons with the legal authority to acquire or Transfer shares of Cargill stock held on behalf of the Trust, to accept or reject the Offer, to transfer shares of Cargill stock on behalf of the Trust for M Holdings Securities pursuant to the Offer, and to acquire or Transfer M Holdings Securities on behalf of the Trust, including M Holdings Securities received pursuant to the Offer.

(iii) The Trust has obtained or will obtain prior to the Closing Date from each current beneficiary, and to the extent requested by Cargill, any other beneficiary (a “Beneficiary”), an executed letter in the form attached as Annex B, and has provided a copy of each such letter to Cargill. To the best of the knowledge of the Trust, without further inquiry, the representations and statements made by the Beneficiaries in each such letter will be true, correct and complete as of the date of the execution of such letter, and such representations and statements will be true, correct and complete on the Closing Date as if made on such date.

(iv) Throughout the two year period ending on the date hereof, no changes have been made to the terms of the Trust’s governing instrument (other than to change the name of the Trust for privacy reasons or change the Trustee(s)).

(b) Cargill Stock.

(i) Ownership. For the five year period ending on the date hereof, (i) the Trust has owned the Subject Shares, and (ii) the provisions of the Trust’s governing instrument relating to the class of beneficiaries eligible to receive distributions has not changed. Solely for purposes of this representation, the Trust may disregard the effect of the Cargill stock split that occurred on August 1, 2007.

(ii) Transfer. Other than the Offer, the Trust has not entered into, and has no plan or intention to enter into, any oral or written agreement, understanding, arrangement, substantial negotiation regarding significant economic terms, or any discussion with any person, including an investment bank, to Transfer any Cargill stock.

(iii) Acquire. The Trust has not entered into, and has no plan or intention to enter into, any oral or written agreement, understanding, arrangement, substantial negotiation regarding significant economic terms, or any discussion with any person, including an investment bank, to directly or indirectly acquire any Cargill stock.

(c) Mosaic or M Holdings Stock.

(i) Ownership. To the best of the knowledge of the Trust without further inquiry, the Trust does not own, directly, indirectly or beneficially, any shares of Mosaic stock (except for shares of Mosaic stock held by Cargill and shares of Mosaic stock owned by one or more Qualifying Investment Funds in which the Trust has invested).

(ii) Transfer. The Trust has not entered into, nor does the Trust have any plan or intention to enter into, any oral or written agreement, understanding, arrangement, substantial negotiation regarding significant economic terms, or any discussion with any person, including an investment bank, to Transfer any Mosaic stock or M Holdings Securities to be received pursuant to the Offer.

(iii) Acquire. Other than the Offer, the Trust has not entered into, nor does the Trust have any plan or intention to enter into, any oral or written agreement, understanding, arrangement, substantial negotiation regarding significant economic terms, or any discussion with any person, including an investment bank, to acquire directly or indirectly any Mosaic stock or M Holdings Securities (other than M Holdings Securities to be received pursuant to the Offer and shares of such stock owned by one or more Qualifying Investment Funds in which such Trust is an investor).

(iv) Lock-Up. The Trust is aware of the covenants and restrictions in Article IV and has no intention of circumventing such restrictions.

(d) Unwind Vote. The Trust has not entered into and has no plan or intention to enter into, any oral or written agreement, understanding, arrangement, or any other legally binding obligation with any person as to how such Trust would vote if a proposal to convert the M Holdings Class B Common Stock to M Holdings Class A Common Stock following the consummation of the Split-off is presented to the Trust.

Section 3.3 Representations of Cargill. Cargill makes the following representations and warranties to the Trust as of the date hereof and as of the Closing Date:

(a) The execution, delivery and performance by Cargill of this Agreement and the performance by Cargill of its obligations hereunder has been duly authorized by the Board of Directors of Cargill. Subject to the adoption by the stockholders of Cargill of the Permitted Transferee Amendment, no other corporate proceedings on the part of Cargill are necessary to authorize the execution, delivery and performance by Cargill of this Agreement. This Agreement has been duly and validly executed and delivered on behalf of Cargill. Assuming the due authorization and execution of this Agreement by or on behalf of all other parties to this Agreement, this Agreement is a valid and binding obligation of Cargill, enforceable against Cargill in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(b) The MAC Trusts are obligated to tender all of their shares of Cargill Common Stock into the Offer pursuant to the MAC Trusts Exchange Agreement.

ARTICLE IV

COVENANTS

Section 4.1 Adjusted Duff & Phelps Value. Cargill agrees that, no later than ten (10) Business Days prior to the expiration of the Offer, Cargill shall notify the Trustees, in their capacity as trustees for the Trust, of the Adjusted Duff & Phelps Value (it being understood that any public announcement or amendment to the Offer Documents shall constitute notice for this purpose).

Section 4.2 Share Restrictions. The Trust agrees that from the date hereof until the Closing Date or the earlier termination of this Agreement, and except for tendering of Subject Shares pursuant to the Offer, it shall not, without the prior written consent of Cargill, directly or indirectly, (i) Transfer any shares of capital stock of Cargill, Mosaic or M Holdings other than through the Transfer of an investment in a Qualifying Investment Fund; (ii) take any action that would make any representation or warranty of the Trust contained herein untrue or incorrect or have the effect of preventing or disabling the Trust from performing its obligations under this Agreement; or (iii) purchase or otherwise acquire any shares of capital stock or other securities of Cargill, Mosaic or M Holdings other than through an investment in a Qualifying Investment Fund.

Section 4.3 Tax Lock-Up.

(a) Transfer. Subject to the next sentence, until the second anniversary of the Closing Date, the Trust will not Transfer (or enter into any oral or written agreement, understanding, arrangement, substantial negotiation regarding significant economic terms, or any discussion with any person, including an investment bank, to Transfer) any M Holdings Securities. The Trust may Transfer M Holdings Securities to a Beneficiary if and only if (i) such Transfer is pursuant to an existing estate plan the provisions of which were put in place without regard to, and not in anticipation or contemplation of, the Split-off, (ii) the contemplated Transfer is first disclosed in writing to Cargill, (iii) Cargill provides prior written approval of the Transfer, and (iv) the beneficiary has executed a written acknowledgment agreeing to be bound by the restrictions and obligations set forth in this Agreement, including without limitation Section 4.3 and Section 4.7. For the avoidance of doubt, until the second anniversary of the Closing Date, the Trust will not Transfer any M Holdings Securities other than with Cargill’s prior written consent or other than through the Transfer of an investment in a Qualifying Investment Fund. Any purported Transfer or attempt to Transfer any M Holdings Securities in violation of the provisions of this Section 4.3 (including the notice provisions) shall be null and void and of no effect.

(b) Acquire. Subject to the next sentence, until the second anniversary of the Closing Date, other than pursuant to the Split-off, the Trust will not directly or indirectly acquire (or enter into any oral or written agreement, understanding, arrangement, substantial negotiation regarding significant economic terms, or any discussion with an investment bank, to acquire) any M Holdings Securities other than through an investment in a Qualifying Investment Fund. The Trust may directly or indirectly acquire M Holdings Securities if and only if (i) such acquisition is pursuant to an existing estate plan the provisions of which were put in place without regard to, and not in anticipation or contemplation of, the Split-off and would have been made at approximately the same time and in a similar form regardless of the Split-off, (ii) the contemplated acquisition is first disclosed in writing to Cargill, (iii) Cargill provides prior written approval of the acquisition and (iv) the Trust has executed a written acknowledgment that such M Holdings Securities shall be bound by the restrictions and obligations set forth in this Agreement, including Section 4.3 and Section 4.7. For the avoidance of doubt, until the second anniversary of the Closing Date, the Trust will not directly or indirectly acquire any M Holdings Securities other than with Cargill’s prior written consent other than through an investment in a Qualifying Investment Fund.

(c) Trust Instrument. Until the second anniversary of the Closing Date, no changes will be made to the terms of the Trust’s governing instrument (other than to change the name of the Trust for privacy reasons) unless (i) such change is first disclosed in writing to Cargill and (ii) Cargill provides prior written approval of the change.

(d) Legend. Each certificate representing the Exchange Shares shall be stamped or otherwise imprinted with a legend substantially in the following form. The Trust acknowledges that, from and after the Closing Date, each of the Exchange Shares shall be represented by a physical share certificate and each such certificate shall include the following (or a substantially similar) legend:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON SALE, TRANSFER, GRANT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION (ANY SUCH ACTION, A “TRANSFER”) SET FORTH IN THE RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION AND PURSUANT TO THE TERMS OF AGREEMENTS BETWEEN THE HOLDER OF SUCH SECURITIES AND THE CORPORATION AND/OR CARGILL, INCORPORATED, A COPY OF WHICH MAY BE OBTAINED FROM THE CORPORATION OR CARGILL, INCORPORATED, RESPECTIVELY. ANY PURPORTED TRANSFER OR ATTEMPT TO TRANSFER THE SECURITIES REPRESENTED HEREBY OTHER THAN IN ACCORDANCE WITH THE TERMS OF THE RESTATED CERTIFICATE OF INCORPORATION AND SUCH AGREEMENTS SHALL BE NULL AND VOID AND OF NO EFFECT.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED HEREBY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

The foregoing requirement of this Section 4.3(d) shall not apply with respect to any Exchange Shares from and after the Transfer of such Exchange Shares in accordance with this Agreement (other than a Transfer to a beneficiary pursuant to Section 4.3(a)). The foregoing requirement of this Section 4.3(d) shall not apply upon the conversion of M Holdings Class A Common Stock or M Holdings Class B Common Stock into M Holdings Common Stock or after the end of the relevant lock-up period.

Section 4.4 Bring Down Tax Representations. The Trust shall use its reasonable best efforts to deliver to Fried, Frank, Harris, Shriver & Jacobson LLP a certificate dated the Closing Date containing the representations contained in Section 3.2 hereof updated to cover the period between the date hereof and the Closing Date. The Trust represents and warrants that, as of the date of this Agreement, it has no knowledge or reason to believe that it will not be able to deliver such certificate. The Trust shall not knowingly take any action that could cause the Trust or any of the other Cargill stockholders not to be able to deliver a comparable certificate.

Section 4.5 Reporting. If the Trust owned more than one percent (1%) of Cargill prior to the Split-off or are otherwise subject to Treasury Regulation Section 1.355-5(b), the Trust will file the statement required by Treasury Regulation Section 1.355-5(b) (a form of which will be provided by Cargill) on or with its federal income tax return for the year in which the Split-off occurs.

Section 4.6 Recordkeeping. The Trust will retain documentation in support of the representations in this Agreement and evidence of compliance with the covenants in this Agreement for a period of eight (8) years following the Closing Date. Unless required by law, the Trust will not take a position inconsistent with the representations and covenants in this Agreement on any tax return or in any public filing.

Section 4.7 Tax Indemnity.

(a) The Trust shall indemnify and hold harmless Cargill and its Affiliates and its and their respective Representatives (the “Cargill Indemnified Parties”) solely out of the assets of the Trust and up to a maximum amount equal to the Aggregate Exchange Value for any and all Tax Losses suffered by any or all of the Cargill Indemnified Parties attributable to, arising out of or resulting from (i) the Split-off failing to qualify under Section 355(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) any failure of any M Holdings Stock to qualify as “qualified property” within the meaning of Section 355(c)(2) of the Code, Section 361(c)(2) of the Code, or Section 361(c)(3) of the Code, (iii) the Debt Exchanges failing to qualify under Section 361(c) of the Code, (iv) the Merger failing to constitute a tax-free exchange to Cargill and (v) the Merger together with the Split-off failing to constitute a reorganization within the meaning of Section 368(a)(1)(D) of the Code, if any such event is or was, in whole or in part, attributable to, arises out of or results from (x) any breach or inaccuracy of any representation or warranty in Sections 3.1 or 3.2 of this Agreement or in the certificate to be provided by the Trust pursuant to Section 4.4 of this Agreement or (y) any breach or failure to comply with, or any action inconsistent with, any of its covenants and obligations hereunder, including Article IV of this Agreement.

(b) (i) Cargill may seek indemnification for any Tax Loss suffered by any or all of the Cargill Indemnified Parties by giving notice to the Trust, specifying (x) the representation, warranty, or covenant that is alleged to have been inaccurate, to have been breached or to have given rise to indemnification, (y) the basis for such allegation and a description of the Tax Loss and (z) if known, the aggregate amount of the Tax Losses for which a claim is being made under this Section 4.7 including a detailed computation of such Tax Loss or, to the extent that the aggregate amount of such Tax Losses are not known at the time such claim is made, a detailed computation setting forth an estimate, prepared in good faith, of the aggregate potential amount of such Tax Losses (it being understood and agreed that no inaccuracy in any such estimate shall affect Cargill’s right to indemnification for Tax Losses hereunder). Notice to the Trust of the existence of a claim shall be given by Cargill as soon as practicable after Cargill receives written notice of the claim; provided that any failure to provide such prompt notice of the existence of a claim to the Trust shall not affect Cargill’s right to seek indemnification. With respect to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any audit, examination, claim, adjustment or other proceeding (a “Tax Controversy”) relating to the Transactions, Cargill shall have the right, through tax counsel of its choosing and at its own expense, to conduct and control the settlement or defense of such Tax Controversy; provided, however, that if an adverse resolution of the Tax Controversy could result in the Trust having an obligation to indemnify Cargill under this Agreement, the Trust shall be entitled to participate in such Tax Controversy, at its own expense.

(ii) The Trust shall be required to pay Cargill solely out of the assets of the Trust and up to a maximum amount equal to the Aggregate Exchange Value any amount due with respect to a claim of indemnification pursuant to this Section 4.7(b) promptly upon the first to occur of: (x) a final determination under Section 1313 of the Code having been reached with respect to the matter that gave rise to such claim for indemnification; or (y) the Trust and Cargill entering into a mutual agreement with respect to the total amount that is due from the Trust with respect to such claim for indemnification; provided, however, to the extent a different tendering stockholder (other than the MAC Trusts) provided different representations, covenants and indemnities than contained herein, the amount of any indemnification obligation owed by the Trust, hereunder to a Cargill Indemnified Party shall be adjusted, if lower, to an amount as if such different representation, covenant or indemnity were contained herein; provided, further, the foregoing adjustment shall not apply if such difference in the representations, covenants or indemnities is because of differences in factual matters as between the Trust and the Trustees, in their capacity as trustees for the Trust, on one hand, and such other stockholder on the other. To the extent the Trust makes an indemnification payment to Cargill pursuant to this Section 4.7, and (i) Cargill actually receives a corresponding income Tax benefit (calculated at the Assumed Combined Tax Rate) in a subsequent taxable period that was not taken into account in the computation of such indemnification amount, then Cargill shall reimburse the Trust for the amount of such Tax benefit that was not taken into account, but not in excess of any indemnification payment made by the Trust hereunder, and (ii) Cargill does not actually receive the corresponding income Tax benefit calculated at the Assumed Combined Tax Rate that was taken into account in the computation of such indemnification amount, then the Trust shall make an additional payment to Cargill equal to the amount of such Tax benefit that was taken into account.

(c) These indemnification obligations and the remedies provided in this Section 4.7 shall be cumulative and shall not preclude assertion by Cargill of any and all other rights or the seeking of any and all other remedies; provided that the Cargill Indemnified Parties may not recover more than once for any Tax Loss incurred by any or all of the Cargill Indemnified Parties and in no event shall the Cargill Indemnified Parties (individual or in the aggregate) be entitled to recover other than out of the assets of the Trust and, then, only up to a maximum amount equal to the Aggregate Exchange Value.

Section 4.8 Other Actions.

(a) The Trust shall, upon request and subject to reasonable confidentiality undertakings, furnish Cargill and Mosaic with such true, correct and complete information concerning (i) the Trust, the Trustees, in their capacity as trustees for the Trust, and the Trust’s beneficiaries, (ii) the Trust’s Subsidiaries, equity owners, directors and officers, if any, and (iii) such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice, petition or application made by or on behalf of Cargill, M Holdings, Mosaic or any of their respective Subsidiaries to any Governmental Entity or third party in connection with the transactions contemplated by the Transaction Documents.

(b) If the Board of Directors of Cargill proposes an amendment to Cargill’s certificate of incorporation to designate Cargill a “Permitted Transferee” for purposes of Article IV, Section 10 thereof in connection with the Exchange and Split-off and a related amendment to Paragraph D of Article IV, Section 10 thereof to permit the Exchange and Split-off, the Trust shall cause each of the shares of Cargill Common Stock over which the Trust has voting control to be voted, or shall cause a consent in respect of each of such shares to be executed, as applicable, in favor of such amendments (the “Permitted Transferee Amendment”).

(c) No public release, announcement, comment or other public disclosure concerning the Transactions shall be issued by the Trust or on behalf of the Trust without the prior written consent of Cargill, except for any disclosure that is required to be made by the Trust pursuant to Section 13(d) under the Exchange Act, in which case the Trust shall use its reasonable best efforts to allow Cargill reasonable time to comment on such disclosure in advance of such issuance and shall consider and address in good faith the views and comments made by Cargill regarding any such disclosure.

(d) The terms on which stockholders of Cargill (other than the Trust) shall exchange shares of Cargill Common Stock with Cargill for M Holdings Stock pursuant to the Offer shall be not materially more favorable to such stockholders than the terms upon which the Trust exchanges its Subject Shares for Exchange Shares; provided, that the terms contained in the MAC Trusts Exchange Agreement, shall not constitute a failure of the condition set forth in this Section 4.8(d) or be considered in determining whether any such failure has occurred or will occur.

ARTICLE V

TERMINATION

Section 5.1 Termination. This Agreement shall terminate upon the earliest to occur of:

(a) the mutual written agreement of Cargill and the Trust;

(b) the termination of the Merger and Distribution Agreement in accordance with its terms prior to the Closing Date; and

(c) the one (1) year anniversary of the date hereof.

Section 5.2 Effects of Termination.

(a) In the event of any termination of this Agreement in accordance with Section 5.1 prior to the Closing Date, this Agreement shall forthwith become null and void and there shall be no liability or obligations on the part of Cargill or the Trust, except with respect to this Section 5.2 and Article VI which shall remain in full force and effect; provided, however, that the forgoing shall not relieve either party, from any liability for any inaccuracy to, or breach by such party of any of the representations, warranties, covenants or obligations of such party under this Agreement occurring prior to such termination.

(b) The Trust agrees that in no event may the Trust, the Trustees, in their capacity as trustees for the Trust, or any of their Representatives seek to recover any damages or seek any other legal or equitable remedy against Cargill or any of its Affiliates or any of their respective Representatives with respect to any loss, claim, cause of action or damages relating to, or arising out of, or resulting from, any failure of the Offer to be consummated.

(c) The Trust agrees and acknowledges that (i) Cargill is entering into the Merger and Distribution Agreement and the other Transaction Documents in reliance upon the Trust’s execution, delivery and performance of this Agreement, (ii) the failure of the Trust to validly tender the Subject Shares into the Offer could result in Cargill being required under the Merger and Distribution Agreement to pay a termination fee to (and reimburse certain fees and expenses incurred by) Mosaic and other persons, and (iii) in the event the Trust does not validly tender the Subject Shares into the Offer in accordance with the terms hereof in breach of this Agreement and such failure by the Trust prevents consummation of the transactions contemplated by the Merger and Distribution Agreement, in addition to all other remedies to which Cargill is entitled to at law or in equity, Cargill shall be entitled to seek damages from the Trust in an amount not to exceed any termination fee and reimbursement of fees and expenses of Mosaic or any other Person that Cargill paid or is obligated to pay under the Merger and Distribution Agreement.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Waivers. No failure on the part of any party to exercise, or delay in exercising, any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

Section 6.2 Counterparts and Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

Section 6.3 Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

Section 6.4 Consent to Jurisdiction; Waiver of Jury Trial.

(a) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware or, in the event that such court does not have subject matter jurisdiction over such action or proceeding, any federal court sitting in the State of Delaware, and the parties to this Agreement irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. To the fullest extent permitted by applicable Law, each of the parties to this Agreement consents to service being made through the notice procedures set forth in Section 6.5 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses of the parties set forth in Section 6.5 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 6.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered, if delivered personally; (ii) on the date the delivering party receives confirmation, if delivered by facsimile or electronic mail; (iii) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested); or (iv) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.5):

If to Cargill:

Cargill, Incorporated

PO Box 5624
Minneapolis, MN
55440-5624
Attention:	Linda L. Cutler
Phillip Fantle
Scott Naatjes

with a copy to (which copy alone shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention:	Alan Kaden, Esq.
Brian Mangino, Esq.
Philip Richter, Esq.

If to the Trust, then to the address, facsimile number or electronic mail address for the Trust, set forth on Annex A attached hereto.

Section 6.6 Entire Agreement; Third Party Beneficiaries; Amendment. This Agreement, together with the Annexes hereto set forth the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement. This Agreement is not intended to and shall not confer upon any Person, other than the parties hereto any rights or remedies hereunder; provided, however, that Mosaic and M Holdings shall be express third party beneficiaries of, and may rely upon, the representations of the Trust set forth in Sections 3.1(f) and 3.1(g) of this Agreement and enforce the covenants set forth in Section 4.2. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the parties hereto executed in the same manner as this Agreement provided, that any amendment, modification or waiver to the representations of the Trust set forth in Sections 3.1(f) or 3.1(g) of this Agreement or the covenants set forth in Section 4.2 (or any amendment, modification or waiver of this Agreement that has the effect of modifying or altering the representations and covenants set forth in such sections) or this Section 6.6 shall also require the written consent of Mosaic and M Holdings. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

Section 6.7 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, Cargill’s successors and permitted assigns and the successors and permitted assigns of the Trust (including its Trustees), and no other person. No party may assign its rights or obligations under this Agreement without the prior written approval of all other parties to this Agreement. Each Trust shall continue to be bound by the terms and conditions of this Agreement, notwithstanding any change in the Trustee of the Trust after the date that this Agreement was signed by the then acting Trustee on behalf of the Trust.

Section 6.8 Headings. The headings of Articles and Sections contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 6.9 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

Section 6.10 Arm’s Length Transactions. This Agreement and the other Transaction Documents have been negotiated and entered into by the parties on an arms-length basis, and

Cargill and the Trust expressly acknowledges and agrees that Cargill and the Trust did not act, or have not acted in any capacity as, an advisor to the other party to this Agreement in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby.

Section 6.11 No Presumption. If any claim is made by a party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel. Cargill and the Trust acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

Section 6.12 Specific Performance. The Trust agrees that Cargill would suffer irreparable damage if any covenant or obligation of the Trust under this Agreement were not performed in accordance with the terms hereof. Accordingly, the Trust agrees that, if for any reason the Trust shall have failed to perform its obligations under this Agreement, Cargill shall be entitled to specific performance and injunctive and other equitable relief and the Trust shall not object to the granting of specific performance of the terms and provisions of this Agreement or other equitable relief on the basis that there exists an adequate remedy at law, and the Trust further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which Cargill is entitled at Law or in equity. To the fullest extent permitted by law, if, notwithstanding the preceding sentence, a court shall require that Cargill prove that it is entitled to specific performance, injunctive or other equitable relief for a breach or non-performance of this Agreement by the Trust, Cargill’s entitlement to such specific performance, injunctive or other equitable relief shall be governed by the preponderance of the evidence standard (and not the clear and convincing evidence or any other higher standard) for the burden of persuasion with respect to Cargill’s entitlement to such relief.

Section 6.13 Non-Recourse. The Trustees executing this Agreement on behalf of the Trust are doing so solely in their capacity as trustees of the Trust, and no Trustee shall be bound hereby personally or in any other capacity. Cargill shall have recourse only to the assets of the Trust for satisfaction of the obligations of the Trust in respect hereof and will not seek recourse against the personal assets of any Trustee for satisfaction of any such obligation.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

CARGILL, INCORPORATED

By:	/s/ David W. MacLennan
Name:	David W. MacLennan
Title:	Senior Vice President
Chief Financial Officer

[EXECUTED BY VARIOUS STOCKHOLDERS]